UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

        ‘mktg, inc.’

(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

     75 Ninth Avenue, New York, New York  10011

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.01.      Completion of Acquisition or Disposition of Assets.

On August 27, 2014, Aegis Lifestyle, Inc., a Delaware corporation (“Aegis”), completed the previously announced acquisition of ‘mktg, inc.’, a Delaware corporation (the “Company”), through the merger of Morgan Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Aegis (“Merger Sub”), with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Aegis, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2014, by and among Aegis, Merger Sub and the Company (the “Merger Agreement”).

At the effective time of the Merger, except as set forth below, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares with respect to which appraisal rights were properly exercised and perfected under Delaware law, and any shares owned by the Company, Aegis, Company subsidiaries, Merger Sub or any other wholly-owned subsidiary of Aegis) was converted into the right to receive $2.80 per share in cash (the “Merger Consideration”), including all shares of common stock issued upon conversion of the Company’s Series D Convertible Participating Preferred Stock (“Series D Preferred Stock”), which were converted into the Company’s common stock prior to the Merger.

In addition, each of the Company’s warrants to purchase common stock that was outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price with respect to such warrant.

As a result of the Merger, each vested and unvested outstanding stock option under the Company’s equity plans or otherwise were canceled in exchange for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price with respect to such stock option; provided, however, that that certain option to purchase 400,000 shares of common stock at an exercise price of $2.00 per share issued to the Charles Horsey, the Company’s Chief Executive Officer, which vests only upon a “Liquidity Event,” was exchanged for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price only with respect to 200,000 shares subject to such stock option. The remaining shares subject to such option were canceled without payment. Each restricted share of common stock under the Company’s equity plans that was outstanding as of the effective time of the Merger vested and converted into the right to receive the Merger Consideration. The payments pursuant to this paragraph are subject to any applicable withholding taxes.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2014, which is incorporated by reference herein.

Item 3.03      Material Modifications to Rights of Security Holders.

The information set forth in Items 2.01 and 5.03 is incorporated by reference herein. Upon the effective time of the Merger, holders of the Company’s common stock, options and warrants ceased to have any rights as stockholders of the Company other than their right to receive the consideration described in Item 2.01 above.

Item 5.01      Changes in Control of Registrant.

The information set forth in Items 2.01 and 5.02 is incorporated by reference herein. On August 27, 2014, as a result of the Merger, the Company became a wholly owned subsidiary of Aegis. Aegis paid approximately $52 million of cash to the Company’s stockholders pursuant to the Merger Agreement. Aegis used cash on its balance sheet to fund the acquisition.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger, the members of the Company’s Board of Directors resigned, and were replaced by Scott Hughes and Dave Wein, the directors of Merger Sub prior to the effective time of the Merger.

Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger, each of the executive officers of the Company resigned as officers of the Company, except that Charlie Horsey remains the Company’s Chief Executive Officer and Paul Trager remains the Company’s Chief Financial Officer, and Dave Wein, the President and Treasurer of Merger Sub prior to the effective time of the Merger became the President and Treasurer of the Company; Scott Hughes, the Secretary of Merger Sub prior to the effective time of the Merger became the Secretary of the Company; and Rose Zory, the Chief Talent Officer of Merger Sub prior to the effective time of the Merger became the Chief Talent Officer of the Company.

Item 5.03.      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. The amended and restated certificate of incorporation and the amended and restated bylaws of the Company are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit 3.1            Amended and Restated Certificate of Incorporation of ‘mktg, inc.’

Exhibit 3.2            Second Amended and Restated Bylaws of ‘mktg, inc.’

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 27, 2014

‘mktg, inc.’

By:	/s/ Paul Trager
Paul Trager Chief Financial Officer

EXHIBIT INDEX

No.	Description

Exhibit 3.1	Amended and Restated Certificate of Incorporation of ‘mktg, inc.’

Exhibit 3.2	Second Amended and Restated Bylaws of ‘mktg, inc.’